------------------------------------------------------------


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            --------------------

                              AMENDMENT NO. 25

                                     TO

                               SCHEDULE 14D-9

        Solicitation/Recommendation Statement under Section 14(d)(4)
                   of the Securities Exchange Act of 1934

         (with respect to the Offer by Northrop Grumman Corporation)

                            --------------------

                       NEWPORT NEWS SHIPBUILDING INC.
                          (Name of Subject Company)

                       NEWPORT NEWS SHIPBUILDING INC.
                      (Name of Person Filing Statement)

                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
           (INCLUDING ASSOCIATED SERIES A PARTICIPATING CUMULATIVE

                      PREFERRED STOCK PURCHASE RIGHTS)
                       (Title of Class of Securities)

                                  652228107
                    (CUSIP Number of Class of Securities)

                          STEPHEN B. CLARKSON, ESQ.
                       NEWPORT NEWS SHIPBUILDING INC.
                           4101 WASHINGTON AVENUE
                           NEWPORT NEWS, VA 23607

                               (757) 380-2000

     (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Persons Filing Statement)

                          -------------------------

                               With Copies to:
                             Richard Hall, Esq.

                           Cravath, Swaine & Moore
                              825 Eighth Avenue
                             New York, NY 10019

                               (212) 474-1000

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[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Newport News Shipbuilding Inc., a Delaware corporation (the "Company"), hereby amends and supplements its Solicitation/Recommendation Statement on
Schedule 14D-9, originally filed with the SEC on June 6, 2001 and as amended and supplemented prior to the date hereof (the "Northrop Grumman Schedule 14D-9"), with respect to the offer by Northrop Grumman to purchase all the issued and outstanding Shares of the Company. Capitalized terms not defined herein have the meanings assigned thereto in the Northrop Grumman Schedule 14D-9.

ITEM 4. THE SOLICITATION OR RECOMMENDATION

     The "Background" section under Item 4 of the Northrop Grumman Schedule 14D-9 is hereby amended and supplemented by adding the following text to the end thereof:

     On October 15, 2001, General Dynamics announced that it has extended the General Dynamics Offer for all outstanding Shares of the Company from October 12, 2001 to October 19, 2001, at midnight E.D.T.

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   NEWPORT NEWS SHIPBUILDING INC.


                                        By: /s/ STEPHEN B. CLARKSON
                                           ------------------------
                                           Name:  Stephen B. Clarkson
                                           Title: Vice President,
                                                  General Counsel and
                                                  Secretary

Dated: October 15, 2001

                              INDEX TO EXHIBITS

Exhibit No.                         Description
-----------                         -----------

(a)(1)                              Not Applicable.

*(a)(2)                             Letter to stockholders from William P.
                                    Fricks dated June 6, 2001.

(a)(3)                              Not Applicable.

(a)(4)                              Not Applicable.

*(a)(5)(A)                          Letter dated May 8, 2001 from Kent Kresa
                                    to William P. Fricks (filed as Exhibit
                                    (a)(5)(C) to the General Dynamics
                                    Statement).

*(a)(5)(B)                          Complaint filed by Patricia Heinmuller in
                                    the Court of Chancery of the State of
                                    Delaware, in and for New Castle County,
                                    on May 9, 2001 (filed as
                                    Exhibit (a)(5)(vii) to Amendment No. 2
                                    to the General Dynamics Schedule TO and
                                    incorporated herein by reference).

*(a)(5)(C)                          Complaint filed by Ellis Investments,
                                    Ltd. in the Court of Chancery of the
                                    State of Delaware, in and for New Castle
                                    County, on May 10, 2001 (filed as
                                    Exhibit (a)(5)(viii) to Amendment No. 2
                                    to the General Dynamics Schedule TO
                                    and incorporated herein by reference).

*(a)(5)(D)                          Complaint filed by David Bovie in the
                                    Court of Chancery of the State of
                                    Delaware, in and for New Castle County,
                                    on May 10, 2001 (filed as
                                    Exhibit(a)(5)(ix) to Amendment No. 2 to
                                    the General Dynamics Schedule TO and
                                    incorporated herein by reference).

*(a)(5)(E)                          Complaint filed by Efrem Weitschner, in
                                    the Court of Chancery of the State of
                                    Delaware, in and for New Castle County,
                                    on May 11, 2001 (filed as
                                    Exhibit (a)(5)(x) to Amendment No. 2
                                    to the General Dynamics Schedule TO and
                                    incorporated herein by reference).

*(a)(5)(F)                          Complaint filed by Eric van Gelder, in
                                    the Court of Chancery of the State of
                                    Delaware, in and for New Castle County,
                                    on May 16, 2001 (filed as
                                    Exhibit (a)(5)(xi) to Amendment No. 3 to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(G)                          Text of press release, dated June 6, 2001.

*(a)(5)(H)                          Text of the June 2001, Volume 1 edition of
                                    the For Your Benefit Newsletter, issued
                                    and distributed by the Company on June 6, 2001 (filed as Exhibit(a)(5)(M) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(5)(I)                          Text of letter from Kent Kresa to William
                                    B. Fricks dated June 15, 2001.

*(a)(5)(J)                          Text of press release issued by Northrop
                                    Grumman, dated June 21, 2001 (filed as
                                    Exhibit (a)(5)(G) to the Northrop Grumman
                                    Schedule TO and incorporated herein by
                                    reference).

*(a)(5)(K)                          Text of press release issued by General
                                    Dynamics, dated June 25, 2001 (filed as
                                    Exhibit (a)(5)(xiv) to the General
                                    Dynamics Schedule TO and incorporated
                                    herein by reference).

*(a)(5)(L)                          Text of press release issued by the
                                    Company, dated October 4, 2001.

*(a)(5)(M)                          Text of letter from Kent Kresa to William
                                    B. Fricks, dated October 4, 2001.

*(a)(5)(N)                          Text of press release issued by the
                                    Company, dated October 5, 2001.

*(e)(1)                             Confidentiality Agreement between
                                    Northrop Grumman and the Company.

(g)                                 Not Applicable.

* Previously filed.